POPE, SMITH,
                                                           BROWN & KING, P.A.
                                                 Certified Public Accountants
                                                        Stephen M. Smith, CPA
                                                         Thomas L. Brown, CPA
                                                            Dick W. King, CPA
                                                           Frank H. Huff, CPA
                                                     Michael E. McCourry, CPA
                                                  Ralph W. Pope, CPA, Retired

September 18, 1996

Mr. Roy Gogel
Vice President and Chief Financial Officer
Piemonte Foods, Inc.
400 Augusta Street
Greenville, SC 29604

Dear Mr. Gogel:

You informed me that the Audit Committee of the Board of Directors has chosen new certified public accountants to perform the financial audits of Piemonte Foods, Inc. and subsidiaries for the years ending subsequent to June 1, 1996.

To satisfy the disclosure requirements of the Securities and Exchange Commission, you wanted a statement from me that I agree with the statements made by Piemonte Foods, Inc. in response to item 304(a) in its filing of 8-K/A-2 amended as of September 18, 1996. I agree with those statements.


Your truly,

(Signature of Thomas L. Brown)
Thomas L. Brown, CPA, CFP